As filed with the Securities and Exchange Commission on March 19, 2007
Registration No. 333-134074

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-3
TO
REGISTRATION STATEMENT
ON FORM SB-2

Under
THE SECURITIES ACT OF 1933

HYDROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	86-095692
State or Jurisdiction of	(I.R.S. Employer
Incorporation or Organization	Identification Number)

2 Juniper Street
Versailles, Pennsylvania 15132
Telephone (412) 405-1000
(Address of principal executive offices)

Joshua Tosteson, President
2 Juniper Street
Versailles, Pennsylvania 15132
Telephone (412) 405-1000
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Andrew D. Hudders, Esq.
Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York 10174
Telephone (212) 818-8800
Facsimile (212) 818-8881

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

Preliminary Prospectus Dated March 19, 2007

Subject to Completion

PROSPECTUS

HYDROGEN CORPORATION

6,856,152 Shares of Common Stock

This prospectus covers up to 6,856,152 shares of common stock of HydroGen Corporation that may be offered for resale or otherwise disposed of by the account of the selling stockholders set forth in this prospectus under the heading “Selling Stockholders” beginning on page 17.

Our common stock is traded on the Nasdaq Capital Market under the symbol HYDG. On March 15, 2007, the last reported sale price of our common stock was $4.67.

We will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Table of Contents

BUSINESS SUMMARY	5
RISK FACTORS	9
USE OF PROCEEDS	15
SELLING STOCKHOLDERS	16
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	21

BUSINESS SUMMARY

General

HydroGen designs, manufactures, markets and distributes fuel cell modules and energy systems (power plants) using phosphoric acid fuel cells. HydroGen owns certain technology, proprietary rights, and manufacturing assets for the production of 400 kW, air-cooled phosphoric acid fuel cell modules.

HydroGen is in the development stage and is expected to remain so for at least the next several quarters. HydroGen’s business plan calls for it to design, manufacture and sell 6-30 MW turn-key power plants, based on a standardized 2 MW power island consisting of five of HydroGen’s 400 kW modules. Additionally, HydroGen plans to attempt to generate recurring revenues from the sale of operations and maintenance services, and ongoing lease revenues for the 400 kW modules, which must be replaced after approximately 40,000 hours of operation.

Although HydroGen expects to enter the market at a cost of approximately $3,000/kW installed for a first article plant of approximately 4-8 MW, management expects its production costs in the future will fall below $1,000/kW for a complete system (fuel cell modules and balance of plant) once its PAFC modules are produced in an accelerated manufacturing facility with a capacity of 25 MW per annum or greater. These costs compare favorably with its competition of water cooled PAFCs, molten carbonate fuel cells, and solid oxide fuel cells.

Plan of Operations

HydroGen’s business plan is divided into three stages: market entry, cost reduction, and growth. Management anticipates that the market entry stage will last through 2007. During this period, HydroGen is focusing its efforts on the following activities:

1. Ramp up fuel cell manufacturing operations to achieve 2 MW per year single-shift production capacity. HydroGen largely has completed installation of manufacturing facilities to achieve initial pilot production capacity of 2 MW (five 400 kW modules) per annum on single shift, or 4 or more MW per year on multiple shift basis, and to recapture the performance and operation of the original Westinghouse design of the module. The company has acquired additional production equipment, implemented certain facilities upgrades and prepared and trained a new team of production staff in the fuel cell production processes. All production lines are now in operation.

2. Manufacture 400 kW modules. HydroGen has started production of three or more new 400 kW air-cooled phosphoric acid fuel cell modules in our manufacturing facilities for use during the market entry phase. The modules will be tested at our facilities, and then delivered to customer demonstration sites in the field.

3. Product and technology testing and validation. HydroGen has completed or is nearing completion on construction of the initial test facilities that we will operate at our Versailles, PA manufacturing facilities. The test facilities include:

(a) 400 kW module test facility, to test finished product at full rated capacity prior to field delivery, which was mechanically completed in February 2007.

(b) 10-cell stack pressurized test facility, to validate design and material changes to the fuel cells as a final step before incorporating such changes into the full 400 kW module. This test facility was built and successfully started in 2006, operating a 2.5 kW stack at rated 100% capacity within 3 weeks after its completion.

(c) 2”x2” small scale test facility, to test new electrode materials prior to selection for 10-cell stack testing and validation. A first group of 24 was built in the beginning of 2006, and a second battery of 24 additional cell test units was completed in late 2006 and the beginning of 2007.

Management plans to construct and operate additional test facilities to expand product and technology testing and validation activities. These include:

(a) An additional, transportable 10 cell stack pressurized test facility (2.5 kW), which will allow us to undertake operational field tests at customer sites with different gas compositions. This facility is in the design and engineering phase.

(b) A series of two atmospheric 3 cell test facilities, which will be used to test differences and changes in cell design, component materials, and geometry in full scale cells, prior to pressurized testing in the 2.5 kW test stand. These 3-cell test facilities will be constructed at the Company’s Wright Fuel Cell Group facility in Cleveland, OH.

4. Finish 2 MW power plant design and initiate advanced manufacturing development. HydroGen is in the process of investing working capital proceeds to complete the design, component selection, and full costing of the standard 2 megawatt (MW) power plant product, and is in the execution phase of a project of development activities necessary to achieve targeted fuel cell production capacity of 25 MW/year scheduled for the end of 2008 / beginning of 2009, and 100 MW/year scheduled for the 2010 time frame under the current business plan. The advanced manufacturing development program consists of a staged series of projects to implement design and material changes to the technology, develop and implement automated manufacturing processes, and collaborate with outsource suppliers of key components of the fuel cells. The Company has initiated collaborative relationships with certain outsourced suppliers of key components of the fuel cells, and is evaluating additional collaboration opportunities with a variety of entities. HydroGen will also seek additional financing in the form of grants from state and/or federal government sources for some aspects of this phase of the business plan, and is currently performing work under a state grant, a $1,000,000 award by the State of Ohio Third Frontier Fuel Cell Program, to support the Company’s advanced manufacturing development program. Overall progress on advanced manufacturing development is proceeding according to schedule.

5. Sales and marketing. The initial sales goal is to achieve firm orders for 2-4 MW of fuel cell power plants on a semi-commercial basis, and contingent orders for full-scale commercial fuel cell power plants in the range of 25-50 MW aggregate capacity, in addition to the one already-contracted 400 kW commercial demonstration power plant. A principal purpose of the commercial demonstration and semi-commercial power plants is to obtain a successful validation and performance history for the core 400 kW module and the 2 MW standard commercial product. Once successful validation of the core module is obtained, we anticipate that the contingency related to commercial orders received for full-scale fuel cell power plants will be removed. To achieve our sales and marketing objectives, HydroGen is developing a pipeline of projects, with several large generators of by-product hydrogen and other potential customers who have expressed interest in acquiring fuel cell power plants, and management believes that it could conclude agreements with one or more of these entities within the next 10 months.

On October 17, 2006, HydroGen announced that it had signed an agreement with ASHTA Chemicals to install and operate a 400kW fuel cell demonstration power plant at ASHTA’s chlor-alkali manufacturing plant in Ashtabula, OH. This effort is being supported by a $1,250,000 award that the Company received from the State of Ohio Department of Development, and the Company expects to install the fuel cell module in the first half of 2007. The Company may additionally decide to develop one or more projects of similar capacity at another customer’s site.

Sales and marketing will take place concurrently with the previously described phases of the business plan during the development stage. Marketing the kind of disruptive product that HydroGen offers involves a multifaceted decision process, and it typically takes multiple contacts and a substantial customer educative endeavor to achieve firm commitments and orders.

Once HydroGen has achieved the objectives of its market entry stage, it will enter the cost reduction stage of the business plan. This stage has started and is expected to last through the end of 2008 or first half of 2009. Management estimates that approximately $20 to $35 million in additional equity capital, plus approximately $15 to $20 million in low interest debt, will be required to execute this phase of the business plan. The Company has no agreements or arrangements for such funding at this time. The principal goals of this stage of development will be to:

1. Complete the manufacturing roadmap, design and process development for advanced manufacturing.

2. Secure strategic supply chain relationships and construct an advanced manufacturing facility capable of producing 25 MW/year of fuel cell modules by the end of 2008 / beginning of 2009, while reducing module production costs through high volume manufacturing and assembly.

3. Manufacture and deliver to customers up to 10 MW of commercial fuel cell power plants.

4. Achieve positive net cash flow from operations.

After successful completion of the objectives of the cost reduction phase of the business plan, HydroGen plans to expand the automated production facility to 100 MW/year capacity or greater, launch a worldwide sales and marketing effort, expand production capacity further by investing in a European or Asian manufacturing facility, and further driving down costs through maturation of our outsourcing activities.

Corporate Organization

The company was incorporated in Nevada in July 1999 as TSI Handling, Inc. In 2000, the corporate name was changed to Dyna-Cam Engine Corporation. Then in April 2004, the company, changed its name to “Chiste Corporation.” On July 7, 2005 the company conducted an exchange transaction with the members holding all the outstanding limited liability company interests of HydroGen LLC, in which transaction HydroGen LLC became a wholly-owned subsidiary. Shortly thereafter the company took steps to change its name from “Chiste Corporation” to “HydroGen Corporation” which was completed on August 19, 2005.

References to the company in this prospectus, on a consolidated basis which includes the holding company, HydroGen Corporation, and its wholly-owned subsidiary, HydroGen LLC, will be either to “HydroGen,” “we,” “us” or “our.” Where references in this prospectus are specifically to the holding company, they will be to HydroGen Corporation, and to the subsidiary, they will be to HydroGen LLC. HydroGen LLC is our operating company. HydroGen LLC was formed in 2002 in the State of Ohio.

Our mailing address is at 2 Juniper Street, Versailles, Pennsylvania 15132. Our telephone number is (412) 405-1000.

2005 and 2006 Private Placements

July 2005 Reorganization Financing

In connection with the exchange transaction by which HydroGen LLC was acquired, Hydrogen LLC completed a private placement generating gross proceeds of $6,536,283, and the sale of Series B Preferred Shares to several affiliated institutional investors for an aggregate of $7,000,000 in gross proceeds, for a total aggregate amount of $13,536,283. In connection with the exchange transaction and private placement, holders of an aggregate of $2,000,000 of debt of HydroGen LLC converted their principal into Series B Preferred Shares on the same terms as the investors in the private placement. Battenkill Capital, Inc. was the placement agent for the private placements and engaged certain other selling agents. Together Battenkill and the other selling agents were paid $1,010,346 and issued HydroGen LLC membership interests which were immediately exchanged for 17,948 Series B Preferred Shares, which converted on August 19, 2005 into 133,068 shares of common stock on a post- reverse split basis. The net proceeds from the offerings, less commissions to the placement agent, were $12,525,937.

September 2005 Private Placement

On September 9, 2005 and September 21, 2005, HydroGen Corporation sold an aggregate of 134,439 shares of common stock for aggregate proceeds of $600,000, at $4.463 per share, in a private placement to two institutional investors. The company paid $13,500 in commissions to Keating Investments, LLC for this investment.

May 2006 Private Placement Transactions

On May 2, 2006, HydroGen sold an aggregate of 5,155,000 shares of common stock and common stock purchase warrants to purchase up to an aggregate of 1,288,750 shares of common stock for aggregate proceeds of $25,775,000. The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, in separate private placement transactions pursuant to separate agreements, to institutional and accredited investors through a placement agent. HydroGen paid approximately $1,660,937 in commissions and expenses in connection with such transactions. It also issued to the placement agent a warrant to purchase up to 128,875 shares of common stock as additional compensation. The warrants and the warrants issued to the placement agent are exercisable at $6.60 per share at any time until May 5, 2011. The separate sales of securities closed as of May 5, 2006.

Registration Rights for 2005 and 2006 Financings

In connection with the July and September, 2005 private offerings, HydroGen Corporation agreed to register the common stock into which the Series B Preferred Shares converted and the common stock sold to investors. HydroGen Corporation was obligated to file a registration statement before October 5, 2005 and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable. HydroGen met these obligations. HydroGen is also required to keep the registration statement effective, and has filed an amendment to the registration statement to satisfy this further requirement. In the event that it does not meet the registration requirements for the investors, it must pay to certain of the selling security holders cash penalties as liquidated damages. The liquidated damages may aggregate as much as $700,000, and are in addition to other damages and penalties that the holders with this right may seek from HydroGen Corporation. HydroGen Corporation must keep the registration statement effective for such time as is required to permit the persons with registered shares to be able to sell them in the public market either under the registration statement or Rule 144.

In connection with the separate May 5, 2006 private placement transactions, HydroGen agreed to register the common stock issued to the investors and underlying the warrants issued to the investors and the placement agent. Pursuant to the terms of each of the separate registration rights agreements, the registration statement must be filed by June 19, 2006, and HydroGen must use its reasonable commercial efforts to have it declared effective not later than August 2, 2006. HydroGen is required to keep the registration statement effective. The registration statement must be effective for such time as is required to permit the persons with the registered shares to be able to sell them in the public market either under the registration statement or Rule 144(k). Pursuant to the terms of each of the separate registration rights agreements, in the event that it does not meet its registration obligations, HydroGen has agreed to pay liquidated damages to the persons entitled to the registration rights based on the amount paid for the shares in the separate private placement transactions at the rate of one percent per month, pro rated, up to a maximum of 10% for all liquidated damages. In connection with the liquidated damages provision of the separate registration rights agreements, HydroGen evaluated the classification of the equity subject to liquidated damages under Emerging Issues Task Force Topic D-98. HydroGen concluded that the equity should be classified as permanent equity because the damages are capped at 10% of the value of the equity which is a reasonable estimate of the difference in the fair values between registered shares and unregistered shares. There are no liquidated damages payable in respect of the shares of common stock underlying the warrants if those shares are not registered.

RISK FACTORS

The shares of common stock being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in HydroGen, you should carefully consider the risks described below.

HydroGen has a limited operating history in the fuel cell industry, and therefore investors may not be able to evaluate an investment in our common stock.

HydroGen has a limited history of operations in the fuel cell industry. An investment in HydroGen should be viewed in light of the risks and uncertainties inherently faced by a company in the early stages of development. There can be no assurance that HydroGen will achieve or sustain profitability or positive cash flows from operating activities in the future. Investors may lose their investment or the opportunity to profit from a developing business or be unable to correctly assess our ability to operate in our chosen industry.

HydroGen will require a substantial amount of additional capital to fully execute its business plan, and we are uncertain about the availability of such additional funds without which we may not be able to execute our business plan.

The business plan calls for the expenditure of substantial capital to finance power plant development projects, finance the preparation of our Pittsburgh area fuel cell manufacturing facility, and construct a production facility with capacity for future large scale serial production of fuel cell stacks and potentially for other components used in the fuel cell power plants that HydroGen plans to sell and deliver. HydroGen will require additional capital to fund its expenditures, including business development, operating losses, and other cash needs to implement its market entry and cost reduction phases. HydroGen has made an initial estimate of its capital needs for its market entry stage and believes it will need between $20-$35 million in additional capital. Furthermore, if HydroGen decides to expand the business beyond what is currently planned; additional capital beyond what is anticipated in our current business plan will be required. HydroGen plans in the future to seek portions of the required funding from commercial sales, existing state incentive programs for fuel cells, and federally funded fuel cell demonstration programs. It may seek funds under low interest incentive based loans supported by one or more selected states. Although HydroGen currently plans to obtain some of the required additional financing through the issuance of debt instruments, conditions and circumstances may change such that HydroGen may decide to raise capital through the issuance of equity securities, which would result in dilution to existing shareholders. Any such financing terms may be adverse to existing security holders of HydroGen and could impose operational limitations on HydroGen. There can be no assurance that such additional financing will be available to HydroGen. Without the necessary funds, our business plan will have to be modified or may not be fully executed.

HydroGen received a grant from the State of Ohio that has a number of obligations that if they are not met will cause the grant to be withdrawn.

The State of Ohio has provided HydroGen a development grant of $1,250,000 on a reimbursement basis. The grant imposes a number of obligations on HydroGen, including the implementation the outlined business plan in the grant application, relocation of the headquarters and establishment of manufacturing facilities in the state, creation of jobs and adherence to federal and state regulations of accountability and business practice. If these are not met, the grant may be withdrawn and the ability to seek reimbursement will be terminated. Therefore, HydroGen may have expenses that it believed would be paid under the grant but will become a financial obligation payable out of its general working capital. The loss of the grant funding may limit the ability of HydroGen to implement its business plan as currently established and require HydroGen to seek additional funding earlier than anticipated.

HydroGen has rights to use the technology previously developed by Westinghouse Electric Power Division, but there may have to be some additional development for the technology to be useful which will present obstacles that will cost more money and time.

HydroGen acquired the rights to assets of certain fuel cell technology developed in the 1980s and early 1990s by Westinghouse Electric Power Division. There exist some areas where further development might be done or required. Certain basic materials and components may have changed in nature or specifications, and additional associated problems may materialize during the initial production of the fuel cells and fuel cell stacks. There is no certainty that fuel cell production in our new Pittsburgh area production plant will not have a material impact upon the performance, profitability, and cash flows from future operations.

HydroGen has entered into a license of four patents from the Department of Energy (two of which have since expired) which has certain requirements that if not met will cause the license to be terminable, the loss of which could impair HydroGen’s ability to justify additional investment.

HydroGen has entered into a license of four patents from the Department of Energy (two of which have since expired) which has certain requirements that if not met will cause the license to be terminable, the loss of which could impair HydroGen’s ability to attract additional investment.

HydroGen relies on trade secret and similar means to protect much of its intellectual property which may not prove to be effective, with the effect of an impairment in our rights.

HydroGen relies on trade secret law, confidentiality agreements and physical security such as restricted access to protect much of its intellectual property. These means of protection may not be effective with the consequence that others may obtain knowledge of our intellectual property. To protect its rights that others learn illegally may require HydroGen to expend time and financial resources pursuing court actions. These actions are typically expensive and are not always conclusive in favor of the claimant. In addition, though HydroGen believes doing so would be difficult, it may be possible for third parties to reverse engineer its fuel cells through inspection and testing. Finally, it is possible that third party patents may exist on which HydroGen’s technology may infringe. HydroGen’s financial condition may be impaired in any such events, and it may lose its competitive position as a result.

HydroGen has no experience manufacturing fuel cell power plants on a commercial basis which may result in delays in sales and result in additional development costs.

HydroGen has no experience designing and manufacturing fuel cell power plants on a commercial basis. HydroGen does not know whether or when it will be able to develop efficient, low-cost manufacturing capability and processes that will enable its to meet the production standards or production volumes necessary to successfully market its products. Even if HydroGen is successful in developing its manufacturing capability and processes, it does not know whether it will do so in time to meet its product commercialization schedule. Therefore, investors may lose the opportunity to profit from the development of HydroGen technology and business plan because there may be delays in sales, additional development costs and loss of market position.

Utility companies could place barriers on HydroGen’s entry into the marketplace with the result that we may not be able to sell sufficient products to sustain operations and causing unexpected losses.

Electric utilities commonly charge fees to industrial customers for disconnecting from the grid, for using less electricity, or for having the capacity to use power from the grid for back-up purposes. The imposition of such fees could increase the cost to customers using our systems and could reduce the desirability of our systems, thereby harming our potential for successful marketing and therefore revenues or profitability. Without sufficient sales, we will not gain the credibility necessary to compete in our industry, and we may not be able to sustain our operations.

Alternatives to HydroGen technology could render its systems obsolete prior to commercialization, and therefore will cause us to curtail our current business plan and an impairment in an investment in HydroGen.

HydroGen’s fuel cell power plants are one of a number of alternative energy products being developed today as supplements to the electric grid that have potential industrial applications, including microturbines, solar, wind, and other types of fuel cell technologies and advanced reciprocating engines. Technological advances in alternative energy products, improvements in reciprocating engine/generator sets, and other fuel cell technologies may render HydroGen’s systems obsolete, therefore causing a diminished value of an investment in HydroGen.

HydroGen may be unable to sell and deliver or operate fuel cell power plants which will result in a loss of market opportunity and its ability to generate income.

HydroGen’s success will depend on its ability to sell and deliver fuel cell power plants. Although there is interest indicted in its potential fuel cell power plants, no contracts for the sale and delivery of our air-cooled PAFC power plants have been executed to date. Factors that could adversely affect HydroGen’s ability to sell and deliver fuel cells include increased competition, increased consolidation in the energy industry (which would reduce HydroGen’s base of potential customers) and unexpected technological obsolescence of HydroGen’s air-cooled phosphoric acid fuel cell technology. Another reason for not being able to deliver the fuel cell power plants is the technological risk associated with new applications of technology. The inability of HydroGen to effectively sell and deliver fuel cell power plants, or to get the first few plants operational, would have a material adverse effect on HydroGen’s business, financial condition and results of operations because it will lose market opportunity and credibility.

HydroGen may be unable to obtain the necessary governmental approvals, authorizations, permits, licenses, and rights-of-way to sell, deliver and/or operate fuel cell power plants without which we will not be able to sell our systems or be able to enter the market.

The development, sales, and delivery of fuel cell power plants will depend on, among other things, HydroGen’s ability to secure and maintain regional governmental approvals, authorizations, permits and licenses. In certain jurisdictions, other legal requirements may delay, stop or impede the sales, delivery and/or operation of fuel cell power plants. There can be no assurance that HydroGen, its customers, or its contractors will successfully obtain required approvals, authorizations, permits and licenses or enter into necessary agreements, as the case may be. If HydroGen or any contractor fails to secure or maintain any necessary approvals, authorizations, permits or licenses, or faces delays in respect thereof, HydroGen may be unable to commence or complete any proposed fuel cell projects, which could materially and adversely affect HydroGen’s ability to sell, deliver or operate fuel cell power plants.

HydroGen may not be able to implement the business plan as planned, on time and within budget which may cause a loss or diminution of investment value of the common stock.

HydroGen’s ability to achieve its strategic objectives will depend in large part upon the successful, timely, and cost-effective completion of the business plan. The fuel cell projects will be offered and developed in various states, and the success of these projects will rely on contracted construction companies and subcontractors in these states. In addition to HydroGen’s obtaining and maintaining applicable governmental approvals, authorizations, permits and licenses the successful execution of the business plan is dependent upon a variety of factors, uncertainties and contingencies, many of which are beyond HydroGen’s control, such as power plant construction risks, subcontractor risks, and regulatory risks.

HydroGen is subject to competition with traditional and other alternative energy systems, any of which could be determined better, more reliable or more cost efficient and any of which could reduce demand for air-cooled phosphoric acid fuel cell power systems of the type produced by HydroGen.

HydroGen’s success depends on its ability to compete with other energy systems providers. HydroGen is likely to face competition from existing energy systems providers, including combustion turbine manufacturers and renewable energy developers, who may decide to sell to the same customers and/or to build expansions of their own power generating portfolio, and from equipment manufacturers and local contractors who typically build energy systems upon a customer’s request and may decide to build excess power generating capacity which would compete with the fuel cell power plants built by HydroGen. Further, national and regional energy utility providers that have established transmission and distribution networks throughout their home countries and/or territories may decide to enter the power plant supply industry, therewith creating more competitors on the market. Due to the highly competitive nature of the American, European and international energy industries, new companies may emerge in the future offering services and products similar to HydroGen’s. Management believes that the liberalization of the energy market is likely to attract more competitors, such as companies offering traditional technology products like combustion turbines, internal combustion engines and others, but also companies offering renewable energy technologies such as wind and solar plants, as well as biogas/biomass applications, and including other fuel cell companies offering other fuel cell types to the market, such as molten carbonate fuel cells, or solid oxide fuel cells. This intensifying competition could reduce or supplant the demand for the use of HydroGen’s fuel cell power plants.

HydroGen will be competing with a new technology which if not accepted by the marketplace will impede its ability to sell fuel cells and jeopardizes its business plan.

There can be no assurance that fuel cells will become the preferred technology for power production in the near future. New technologies may emerge, that may become more widely used than fuel cells, particularly in view of the now rapid pace of technological development in the energy industry generally. If fuel cells do not become the preferred technology for the production of distributed, as well as premium power, there will be substantially less demand for the fuel cell power plants.

As a company operating in the energy systems industry in various countries, HydroGen is or will be subject to varying degrees of regulation in each of the jurisdictions in which it operates any of which could be an impediment to marketing and sales or add unexpected costs.

There can be no assurance that regulatory, judicial and legislative changes will not have a material adverse effect on HydroGen. For example, regulators may raise material issues with regard to HydroGen’s compliance or non-compliance with applicable regulations or judicial decisions may impact on HydroGen’s operations, each of which could have a material adverse effect on HydroGen’s business, financial condition and results of operations because of added costs or as an impediment or barrier to marketing and sales.

Fuel cells are a new technology, and government regulation involving the use of fuel cells is evolving which introduces some uncertainty for customers which might therefore elect to stay with more traditional sources of energy, thereby limiting our sales opportunities.

Currently, power generated by fuel cells is regulated in much the same manner as are other sources of power generation. Large scale power generation in the multi-megawatt range, which is the target market for HydroGen, is generally subject to the scrutiny of either the Federal Energy Regulatory Commission, if it affects inter-state commerce or state public service commissions if the market is wholly intrastate. While the regulatory law promulgated by these agencies will not regulate the manufacturing of fuel cells by HydroGen, such laws may affect the market for fuel cells. Currently, State and Federal government agencies are pre-disposed to provide regulatory law favorable to the commercial deployment of fuel cells. However, there is risk that government agencies will adopt regulatory law unfavorable to fuel cell commercialization. Similarly, while government agencies are also pre-disposed to adopt codes and regulations that enable hydrogen manufacturing, transportation and storage for use in fuel cells, there are risks that such codes and regulations could be adopted that adversely affect the fuel cell market. Further, laws creating economic incentives to produce clean power tend to favor the fuel cell market. It is difficult to assess with certainty the likelihood that government will legislate more or less such laws.

HydroGen may have difficulty in obtaining supplies which could affect its ability to produce sellable products.

HydroGen may be unable to obtain an adequate supply of materials or components to complete the fuel cell power plants. Certain components may not be widely available. A failure of any supplier to deliver the necessary materials and/or components to HydroGen on schedule or at all could delay or interrupt the construction of the fuel cell power plants. From time to time, there may be high demand in the market for some materials or components relative to the supply capacity, which could impede the ability of HydroGen to obtain the quantity of those materials and/or components it needs. Any delay in obtaining an adequate supply of materials and/or components could lead to construction delays and additional costs.

The fuel cell power plants could fail or be disrupted due to technological factors or external damage or could deteriorate more quickly than expected thereby damaging sales for this technology and diminishing the business reputation of HydroGen.

The success of the fuel cell power plants will depend in part on HydroGen’s ability to protect the plants, and their materials and/or components from external damage. There can be no assurance that the availability of the fuel cell power plants to customers will not be disrupted due to external damage caused by construction work or by events such as fires, earthquakes, floods, power losses and similar accidents or disasters. Any prolonged difficulty in accessing the fuel cell power plants could threaten HydroGen’s relationship with its customers and have a material adverse effect on HydroGen’s business, financial condition and results of operations. HydroGen cannot guarantee the actual useful life of any part of the fuel cell power plants. Additionally, although HydroGen customers may realize a recovery value of the component parts of the fuel cell stacks that will defer from the cost of the replacement stacks, HydroGen cannot warrant the recovery values attained, if any. Preventive maintenance programs and standard procedures will be in place, to minimize adverse consequences, due to faulty operational conditions of the fuel cell plants for HydroGen, and for its contractors and customers. A number of factors will affect the useful life of the fuel cell power plants, including, among other issues, quality of hydrogen, quality of construction, or unexpected deterioration. Failure of any part of the fuel cell power plants to operate for its full design life could have a material adverse effect on HydroGen’s business because they would not operate as marketed, thereby damaging sales and reputation.

HydroGen’s success depends on its ability to hire and retain key personnel without which its ability to implement its business plan will be slowed.

HydroGen’s future success depends on the skills, experience and efforts of its officers and key technical and sales employees. Its management has significant experience in the energy and chemical plant construction industries, and the loss of any one of them could materially and adversely affect HydroGen’s ability to execute its business strategy. HydroGen’s success also depends on its ability to attract, train and retain qualified engineering, technical, and sales personnel. Competition for personnel in these areas is intense and HydroGen may not be able to hire or retain the required personnel. Moreover, HydroGen may not be able to retain some of the former Westinghouse design and manufacturing engineers previously employed at the Westinghouse production facility and who played an integral role in the fuel cell development program during the late eighties and early nineties. These people are considered important to HydroGen, with tasks including: production, design development, training, and technology transfer to new workers and strategic partners. A failure to do so could have a material adverse effect on HydroGen’s business, financial condition and results of operations because without the right persons, it will not be able to implement its business plan. HydroGen does not maintain key man insurance on any of its management or employees.

HydroGen may be unable to manage its growth effectively which may result in improperly spent or managed resources or additional costs.

As a result of HydroGen’s expected growth and expansion, significant demands have been, and will continue to be, placed on HydroGen’s management, operational and financial resources and systems and controls. In order to manage growth effectively, HydroGen must continue to develop its operational and financial systems and controls, expand through the acquisition and utilization of additional facilities, hire, train, and manage a qualified employee base. Inaccuracies in HydroGen’s forecasts of market demand could result in insufficient or excessive capacity/facilities and disproportionate fixed expenses for its operations. There can be no assurance that HydroGen will be able to develop the fuel cell power plants as planned or expand at the rate anticipated in accordance with its business plan. As HydroGen proceeds with its business development and expansion, there will be increased demands on HydroGen’s customer support, sales and marketing and administrative resources. There can be no assurance that HydroGen’s engineering, production, operations, and financial control systems will continue to be adequate to maintain and effectively manage growth. Failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially and adversely affect HydroGen’s business and results of operations and cost additional sums. Managing operations in multiple jurisdictions may place further strain on HydroGen’s ability to manage its overall growth.

Anticipated growth in demand for energy systems capacity may not occur which would reduce the market and the opportunity to sell its fuel cell systems.

HydroGen’s primary customers will be operators of the fuel cell power plants for their power (and often co-generated heat) needs. To the extent local and regional demand for power generating capacity does not exceed the capacity of the current energy market suppliers, or technological advances increase the capacity of existing power generating equipment, HydroGen’s potential customers may not have a need for additional power generating capacity. Any significant decline in the local and regional demand for power generating capacity or downturn in the energy industry could result in unsold capacity of fuel cell power plants and hence lower revenues. If growth in the demand for power generating capacity for any of these, or other, reasons is less than that expected by HydroGen, there will be less demand for the fuel cell power plants, which would have a material adverse effect on HydroGen’s business, financial condition and results of operations due to a lack of demand for systems.

It is possible there are claims resulting from prior corporate activities of which HydroGen is unaware that may come to light in the future and cost HydroGen considerable time, effort and expense to resolve.

Although prior to the exchange transaction with HydroGen LLC the Company was operational only as a shell corporation for at least two years, it is possible that claims, whether colorable or not, may be asserted against HydroGen in the future. To date, there has been notice to HydroGen of a potential claim in patent infringement relating to the predecessor company, but there has not been any service made on HydroGen. There can be no assurance given that some person will not devise a claim and attempt to assert it in the hopes of obtaining some monetary or other benefit. To resolve claims, including payment, may cost HydroGen considerable time, effort and expense. Any of these may impair management’s implementation of the business plan concerning HydroGen with the consequence of a loss of opportunity.

Future sales of shares by our stockholders could adversely affect the market price of our stock and your ability to realize value from stock transactions.

On July 8, 2007, the shares issued in the reorganization of the Company and simultaneous financing consummated on July 8, 2005, and on May 2, 2008, the shares issued in the private placement consummated May 2, 2006, will be eligible for resale under Rule 144k, without regard to limitations of amount, except for affiliates. Thus, at those dates substantial amounts of our common stock will be tradable without restriction. At any time after those dates, there will be an abundance of shares that may be offered with the possible effect of depressing the price of a share, at any given moment. Therefore, you may not be able to sell your shares or sell them at a price previously indicated.

If the Company is not able to maintain its listing on the NASDAQ Capital Market, the liquidity of the common stock in the market may be affected.

On March 6, 2007, the common stock was listed on the NASDAQ Capital Market. If the Company is not able to maintain its listing for any number of reasons, including the trading price, it may have to remove the stock from that market and re-establish trading on the OTC Bulletin Board. If that were to happen, the liquidity offered by the NASDAQ Capital Market would be lost and there may not be as much trading opportunity offered to the stockholders or at prices as favorable on other markets.

Even though our common stock is now listed on the NASDAQ Capital Market, the market price of the shares may fluctuate greatly, and investors in the Company bear the risk that they will not recover their investment.

Trading in our common stock has been minimal from time to time and subject to large volume and price fluctuation. Therefore, there is no clearly established market for our shares at this time. The public market price is likely to be influenced by the price at which and the amount of shares the selling stockholders are attempting to sell at any point in time with the possible effect of limiting the trading price or lowering it to their offering price. Shares such as those of companies like ours are also subject to the activities of persons engaged in short selling the securities which have the effect of driving the price down. Therefore, the price of our common stock may fluctuate widely. A full and stable trading market for our common stock may never develop in which event; any holder of our shares may not be able to sell at the time he elects or at all.

USE OF PROCEEDS

All the shares covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders. HydroGen will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders. HydroGen may receive up to $9,356,325 if the warrants issued to the investors and placement agent are exercised for dash, but there can be no assurance given that any of the warrants will be exercised for cash or otherwise.

SELLING STOCKHOLDERS

The following table provides certain information about the selling stockholders’ beneficial ownership of our common stock at July 1, 2006. It assumes the sale of all of the shares of common stock offered by the selling stockholders under this prospectus. Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.

	Prior to Offering			After Offering
Investor	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares to be Offered**	Number of Shares Beneficially Owned	Percentage of Class
Alysheba QP Fund L.P. (1)	263,904	2.1%	274,461	0	0
Alysheba Fund L.P. (1)	10,760	*	11,191	0	0
Alysheba Fund Ltd. (1)	600,336	4.6%	624,350	0	0
Apollo MicroCap Partners L.P. (2)	112,500	*	117,000	0	0
Apollo Capital Management Group L.P. (2)	137,500	1.0%	143,000	0	0
Ardsley Partners Fund II, L.P. (3)	347,500	2.7%	361,400	0	0
Ardsley Institutional Fund, L.P. (3)	217,500	1.6%	226,200	0	0
Ardsley Offshore Fund, Ltd. (3)	425,000	3.3%	442,000	0	0
Marion Lynton (4)	10,000	*	10,400	0	0
CD Investment Partners Ltd. (5)	250,000	1.9%	260,000	0	0
CAMOFI Master LDC (6)	250,000	1.9%	260,000	0	0
Federated Kaufman Fund, a Portfolio of Federated Equity Funds (7)	1,250,000	9.6%	1,300,000	0	0
Helios Partners Fund, LP (8)	247,875	1.9%	257,790	0	0
Helios Partners Offshore, Ltd. (8)	127,125	*	132,210	0	0
Kranenburg Fund LP (9)	125,000	*	130,000	0	0
Kurzman Clean Tech, LP (10)	17,453	*	6,500	11,203	*
Magnetar Capital Master Fund, Ltd. (11)	1,250,000	9.6%	1,300,000	0	0
SF Capital Partners Ltd. (12)	500,000	3.8%	520,000	0	0

	Prior to Offering			After Offering
Investor	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares to be Offered**	Number of Shares Beneficially Owned	Percentage of Class
W.K. Warren Foundation MicroCap (13)	125,000	1.0%	130,000	0	0
W.K. Warren, Jr. Trust A (13)	36,250	*	37,700	0	0
Cork, LLC (13)	15,000	*	15,600	0	0
Warren Charite (13)	11,225	*	11,700	0	0
United Capital Management, Inc. (14)	125,000	1.0%	130,000	0	0
Piper Jaffray & Co.(15)	128,875	*	154,650	0	0

*	Less than 1%.

**
The number of shares to be offered includes 120% of the number of shares underlying the Warrants as issued and held by the selling stockholders to provide for registered shares that may be acquired under anti-dilution provisions.

1.
Each of Alysheba QP Fund L.P., Alysheba Fund L.P. and Alysheba Fund Ltd. are registered companies pursuant to the Investment Company Act of 1940. John A. Murphy, manager of the funds and Philip C. Furse, co-manager of the funds, have dispositive and voting authority of all the shares held by the aforementioned investors.

2.
Apollo MicroCap Partners L.P. is managed by Bayshore Capital Corp (also known was Walnut Street Capital Corp. in Florida),. and Apollo Capital Management Group L.P. is managed by Apollo Capital Corp., as the general partner of each, respectively. Kyle Krueger, the president of Bayshore Capital Corp. and Apollo Capital Corp., respectively, effectively has the dispositive and voting authority of all the shares held by the aforementioned investors.

3.
Ardsley Partners Fund II, L.P., Ardsley Institutional Fund, L.P. and Ardsley Offshore Fund, Ltd. are managed by Ardsley Partners, a partner of which, Steven N. Napoli, has the dispositive and voting authority of all the shares held by the aforementioned investors.

4.	Steven N. Napoli, as agent for Marion Lynton, shares dispositive and voting authority of the shares held by the aforementioned investor.

5.
CD Capital Management LLC (“CD Capital”), as investment manager for CD Investment Partners, Ltd. (“CDIP”), ZP-II LP (“ZP II”), as the manager and sole member of CD Capital, C3 Management Inc. (“C3”), as the general partner of ZP II, and John D. Ziegelman, as the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP, which are being registered hereunder.

6.	Richard Smithline, a director of CAMOFI Master LDC, has the dispositive and voting authority of all the shares held by the aforementioned investor.

7.
Federated Kaufman Fund, a Portfolio of Federated Equity Funds, is a registered company pursuant to the Investment Company Act of 1940. The fund is an affiliate of Federated Securities Corp, a NASD or a broker-dealer registered pursuant to Section 15 of the Exchange Act through common ownership by the parent corporation of each, Federated Investors.

8.
Helios Partners Fund Management, LLC is the investment manager of Helios Partners Fund, LP and Helios Partners Offshore, Ltd. (the “Funds”) and possesses investment and voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds.

9.	Philip J. Kranenburg is the general partner of Kranenburg Fund L.P. and exercises dispositive and voting control over the shares held by the aforementioned investor.

10.
David H. Kurzman, the managing partner of Kurzman Clean Tech, LP, has the dispositive and voting authority over the shares held by the investor. Mr. Kurzman is a registered person with the NASD. Includes 11,203 shares held by Kurzman Partners L.P. over which Mr. Kurzman has voting and dispositive authority. Mr. Kurzman is also an advisor to the company.

11.
Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

12.
Stark Offshore Management, LLC is the investment manager of SF Capital Partners Ltd. and has voting and investment control over securities owned by SF Capital Partners Ltd. Michael A. Roth and Brian J. Stark are the managing members of Stark Offshore Management, LLC. Messrs. Roth and Stark each disclaim beneficial ownership of the securities held by SF Capital Partners Ltd.

13.	Steven Gannaway, the portfolio manager, has voting control and dispositive authority over the shares held by the investor.

14.	James Lustig, president of United Capital Management, Inc., has voting control and dispositive authority over the shares held by the investor.

15.
Piper Jaffray & Co. was the placement agent for the May 2006 offering of common stock and warrants by HydroGen. The shares represent those underlying warrants received as partial compensation for its services. Piper Jaffray & Co. is a member of the NASD. Rod Dolan has the voting and dispostive authority over the shares held by the investor.

The shares being offered for sale under this prospectus by the selling stockholders were acquired from HydroGen in a private placement consummated on May 2, 2006. In the private offering, HydroGen sold an aggregate of 5,115,000 shares of common stock and common stock purchase warrants to purchase up to an aggregate of 1,288,750 shares of common stock, for aggregate offering proceeds of $25,775,000. The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, in separate private placement transactions pursuant to separate agreements, to institutional and accredited investors through a placement agent. HydroGen paid approximately $1,660,937 in commissions and expenses in connection with such transactions. It also issued to the placement agent a warrant to purchase up to 128,875 shares of common stock as additional compensation. The warrants and the warrants issued to the placement agent are exercisable at $6.60 per share at any time until May 5, 2011. The separate sales of securities closed as of May 5, 2006.

Pursuant to registration rights agreements with the separate investors in the above described private placement transactions, HydroGen agreed to file a registration statement to permit the investors to sell or transfer the common stock acquired in the private placement transactions or to be acquired on exercise of the warrants that were acquired in the private placement transactions. This prospectus forms a part of that registration statement, and satisfies the current obligation of the company under the registration rights agreement. Pursuant to the registration rights agreement, Hydrogen was obligated to register an additional amount of shares equal to 20% of the shares initially issueable on exercise of the warrants to cover any additional shares that may have to be issued by Hydrogen to an exercising party pursuant to the anti-dilution events specified in the warrants. Therefore, HydroGen has registered an aggregate of 5,155,000 shares that are currently issued and outstanding and an aggregate of 1,701,152 shares that may be issued under the terms of the outstanding warrants on their exercise, of which (a) 1,288,750 shares represent the current number of shares that may be acquired on exercise of the warrants held by the investors, (b) 257,752 shares represent the additional 20% for anti-dilution purposes that may have to be issued to the investors in connection with an exercise of the warrants, (c) 128,875 shares represent the current number of shares that may be acquired on exercise of outstanding warrants held by Piper Jaffray & Co. issued in connection with their services as placement agent, and (d) 25,775 shares represent the additional 20% for anti-dilution purposes that may have to be issued to Piper Jaffray & Co. in connection with an exercise of their warrants.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon HydroGen being notified in writing by a selling stockholder that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon HydroGen being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. Each selling stockholder has represented and warranted to HydroGen that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

HydroGen has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If the selling stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

HydroGen is required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. HydroGen has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller.

EXPERTS

Our financial statements have been incorporated in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent registered public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006; and

•	Form 8-A filed on March 5, 2007 under Section 12(b) of the Securities Exchange Act of 1934.

Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to Corporate Secretary, HydroGen Corporation, 2 Juniper Street, Versailles, PA 15132.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee (Previously Paid)	$4,731.51
Legal Fees and Expenses	25,000.00
Accounting Fees and Expenses.	10,000.00
Printing	2,500.00
Blue Sky Fees and Expenses	2,500.00
Miscellaneous.	5,268.49
TOTAL	$50,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 16. EXHIBITS

Exhibit No.	Description of Document
2.1(9)	Exchange Agreement by and between Chiste Corporation, HydroGen, LLC, and certain members of HydroGen, LLC dated May 13, 2005

3.1(1)	Articles of Incorporation of TSI Handling, Inc.

3.2(1)	Certificate of Amendment to the Articles of Incorporation of TSI Handling, Inc.

3.3(1)	Certificate of Designation - Series A 10% Cumulative Convertible Preferred Stock

3.4(8)	Certificate of Amendment to the Articles of Incorporation of Dyna-Cam Engine Corporation changing the name to Chiste Corporation

3.5(11)	Certificate of Designation - Series B Preferred Stock

3.6(14)	Certificate of Amendment to the Articles of Incorporation of Chiste Corporation change the name to HydroGen Corporation

Exhibit No.	Description of Document
3.7(14)	Certificate of Amendment to Articles of Incorporation to terminate Series B Preferred Stock Certificate of Designations and Withdrawal of Certificate of Designations

3.8(1)	Bylaws of TSI Handling, Inc.

5.1	Opinion of Graubard Miller**

10.1(1)	Capital Advisory and Financial Consulting Agreement dated March 31, 2001 by and between TSI Handling, Inc. d/b/a Dyna-Cam Engine Corporation and Aztore Holdings, Inc.

10.2(2)	Agreement for Convertible Secured Line of Credit dated effective April 30, 2001 between Dyna-Cam Engine Corporation and Aztore Holdings, Inc.

10.3(2)	Security Agreement dated effective April 30, 2001 between Dyna-Cam Engine Corporation and Aztore Holdings, Inc.

10.4(3)	Employment Retention Agreement dated April 24, 2001 between Dyna-Cam Engine Corporation and Jack E. Dahl

10.5(4)
Disposition of Collateral and Settlement Agreement dated June 30, 2003 between Aztore Holdings, Inc., Dyna-Cam Engine Corporation, Patricia Wilks, Dennis Palmer, Palmer Holdings, Ltd. and Aero Marine Engine Corp.

10.6(4)
Settlement and Release Agreement dated July 1, 2003 by and among Aztore Holdings, Inc., Dyna-Cam Engine Corporation, Patricia Wilks, Dennis Palmer, Claude Palmer, Ambrose Hope, DC Engines Corporation and Palmer Holdings, Ltd.

10.7(4)	Purchase and Settlement Agreement dated July 1, 2003 by and between Aztore Holdings, Inc., Dyna-Cam Engine Corporation, Patricia Wilks, Dennis Palmer and Palmer Holdings, Ltd.

10.8(5)	First Amendment to the Agreement for Convertible, Secured Line of Credit between Aztore and Dyna-Cam Engine Corporation effective June 30, 2003.

10.9(6)	Second Amendment to the Agreement for Convertible, Secured Line of Credit between Aztore and Dyna-Cam Engine Corporation effective August 30, 2003.

10.10(6)	Non Aztore Conversion Rights Agreement effective August 30, 2003.

10.11(8)	Release and Settlement Agreement dated April 28, 2004 by and between Dyna-Cam Engine Corporation and The Aviary, LLC.

10.12(8)	Release and Settlement Agreement dated May 3, 2004 by and between Dyna-Cam Engine Corporation and Aztore Holdings, Inc.

10.13(7)	Securities Purchase Agreement dated May 4, 2004 by and among Keating Reverse Merger Fund LLC as Buyer, Chiste Corporation and Aztore Holdings, Inc., as Selling Noteholder.

10.14(10)	2005 Performance Equity Plan

Exhibit No.	Description of Document
10.15(11)	Voting Agreement Form among Registrant, and certain security holders, dated July 7, 2005 and expiring on July 7, 2006

10.16(11)	Employment Agreement - Joshua Tosteson

10.17(11)	Employment Agreement - Scott Schecter

10.18(11)	Employment Agreement - Scott Wilshire

10.19(11)	Employment Agreement - Greg Morris

10.20(11)	Option Agreement - Scott Schecter

10.21(11)	Option Agreement - Scott Wilshire

10.22(12)	Option Agreement - Greg Morris

10.23(11)	Form of General Investor Stock Purchase Agreement, including voting agreement

10.24(11)	Form of Preferred Shares Investor Stock Purchase Agreement for institutional investors

10.25(11)	Preferred Shares Investor Registration Rights Agreement for institutional investors

10.26(11)	Code of Ethics

10.27(13)	Agreement of Department of Development of the State of Ohio dated August 26, 2005

10.28(13)	Patent License from US Department of Energy dated August 26, 2005

10.29(15)	Form of Subscription Agreement “A” for Certain Investors dated May 2, 2006.

10.30(15)	Form of Subscription Agreement “B” for CD Investment Partners, Ltd., dated May 2, 2006

10.31(15)	Form of Warrant Agreement “A” dated May 2, 2006

10.32(15)	Form of Warrant Agreement “B” for CD Investment Partners, Ltd., dated May 2, 2006

10.33(15)	Form of Registration Rights Agreement “A” dated May 2, 2006

10.34(15)	Form of Registration Rights Agreement “B” for CD Investment Partners, Ltd., dated May 2, 2006

10.35(16)	Asset Purchase Agreement by and between Westinghouse Electric Corporation and Environmental Energy Systems, Inc. dated March 31, 1993, with schedules

10.36(16)	General Assignment and Bill of Sale by FuelCell Corporation of America in favor of HydroGen LLC, dated as of November 11, 2001, with schedules

23.1	Consent of Goldstein Golub Kessler LLP*

Exhibit No.	Description of Document
23.2	Consent of Graubard Miller (Contained in Exhibit 5.1)**

*	Filed herewith

**	Previously filed

(1)	Incorporated by reference from HydroGen’s Form 10-SB as filed with the SEC on December 6, 2000.

(2)	Incorporated by reference from HydroGen’s Form 10-QSB for the three months ended December 31, 2000 as filed with the SEC on July 2, 2001.

(3)	Incorporated by reference from HydroGen’s Form 10-KSB for the fiscal year ended March 31, 2003 as filed with the SEC on July 16, 2001.

(4)	Incorporated by reference from HydroGen’s Form 8-K as filed with the SEC on July 15, 2003.

(5)	Incorporated by reference from HydroGen’s Form 10-QSB for the three months ended June 30, 2003 as filed with the SEC on August 12, 2003.

(6)	Incorporated by reference from HydroGen’s Form 10-QSB for the three months ended September 30, 2003 as filed with the SEC on December 29, 2003.

(7)	Incorporated by reference from HydroGen’s Form 8-K as filed with the SEC on May 7, 2004.

(8)	Incorporated by reference from HydroGen’s Form 10-KSB for the fiscal year ended March 31, 2004 as filed with the SEC on May 26, 2004.

(9)	Incorporated by reference from HydroGen’s Form 8-K as filed with the SEC on May 18, 2005.

(10)	Incorporated by reference from HydroGen’s Proxy Statement dated August 1, 2005.

(11)	Incorporated by reference from HydroGen’s Form 8-K filed with the SEC on July 11, 2005.

(12)	Incorporated by reference from Exhibit 10.7 on Form 8-K dated July 7, 2005.

(13)	Incorporated by reference from Exhibits 10.1 and 10.2 filed on Form 8-K dated August 26, 2005

(14)	Incorporated by reference from Exhibits 3.5 and 3.6 filed on Form 10-KSB for the fiscal year ended December 31, 2005

(15)	Incorporated by reference from Exhibits 10.1 - 10.6 filed on Form 8-K dated May 2, 2006.

(16)	Incorporated by reference from Exhibits 10.29 and 10.30 filed on Registration Statement 333-128505.

Item 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on March 19, 2007.

HYDROGEN CORPORATION (Registrant)

By:	/s/ Joshua Tosteson
Name: Joshua Tosteson Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leo Blomen and Joshua Tosteson, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-3 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Leo Blomen	Chairman of the Board and (Principal Executive	March 19, 2007
Leo Blomen	Officer Chief Executive Officer)

/s/ Joshua Tosteson	President and Director (Principal Executive Officer)	March 19, 2007
Joshua Tosteson

/s/ Scott M. Schecter	Chief Financial Officer (Principal Financial	March 19, 2007
Scott M. Schecter	and Accounting Officer)

/s/ Brian Bailys	Director	March 19, 2007
Brian Bailys

/s/ Michael E. Basham	Director	March 19, 2007
Michael E. Basham

Director
John Freeh

Signature	Capacities	Date

/s/ Philip J. Kranenburg	Director	March 19, 2007
Philip J. Kranenburg

/s/ Brian T. McGee	Director	March 19, 2007
Brian T. McGee

Howard Yana-Shapiro	Director